Exhibit 99.1

Golden Minerals to Effect 1-for-25 Reverse Stock Split

GOLDEN, CO - /BUSINESS WIRE/ - May 30, 2023 – Golden Minerals Company (“Golden Minerals,” “Golden” or the “Company”) (NYSE-A: AUMN and TSX: AUMN) announced today that at its annual meeting of stockholders held on May 26, 2023, its stockholders approved a reverse stock split of the Company’s common stock. On February 24, 2023, the Company’s board of directors approved a reverse stock split to be effected at a ratio of between 1-for-2 shares and 1-for-25 shares, with the split ratio to be decided by the board subsequent to stockholder approval. The board today announced it has selected a reverse stock split ratio of 1-for-25 shares.

On or around May 30, 2023, the Company will file an amendment to its Amended and Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware to effect the reverse stock split. The reverse stock split will become effective on Friday, June 9, 2023, at 12:01 am EDT. Trading of the shares of the Company’s common stock on a split-adjusted basis will begin simultaneously on the NYSE American and Toronto Stock Exchange under the new CUSIP 381119403 on June 9, 2023.

When the reverse stock split becomes effective, every 25 shares of the Company’s issued shares of common stock will be combined into one share of common stock without any action on the part of the Company or its stockholders. This will reduce the number of issued and outstanding shares of common stock from approximately 178 million shares to approximately 7.1 million shares. Proportionate adjustments will also be made to the number of shares issuable upon the exercise or vesting of all then-outstanding warrants and restricted stock units, which will result in a proportional decrease in the number of shares of common stock reserved for issuance upon exercise or vesting of such warrants and restricted stock units.

The reverse stock split will affect all stockholders uniformly and, as of the effective date, each stockholder will own a reduced number of shares of common stock. Percentage ownership interests, voting rights and other rights and preferences will not be affected, except to the extent that the reverse stock split will result in fractional shares. As a result of the reverse stock split, any stockholder who would otherwise be entitled to a fractional share of common stock will have their shares rounded up to the next whole number of shares.

The number of shares of common stock reserved for issuance under Golden Minerals’ equity compensation plans, including the 2023 Equity Incentive Plan approved by stockholders on May 26, 2023, will be reduced proportionately. In addition, the total number of shares of common stock that the Company is authorized to issue under its Amended and Restated Certificate of Incorporation, as amended, will be reduced from 350 million to 28 million.

Stockholders who hold their shares through an intermediary such as a bank, broker or other nominee account should not need to take any action and should see the effect of the reverse stock split reflected in their accounts on or after June 9, 2023. These beneficial stockholders are encouraged to follow up with their intermediary with any questions. Stockholders who hold their shares in book-entry form under the direct registration system with the Company’s transfer agent, Computershare, will not need to take any action and will see the effect of the reverse stock split reflected in their accounts on or after June 23, 2023. Stockholders who hold paper certificates will receive a Letter of Transmittal from Computershare, which when completed and submitted to Computershare will enable them to exchange their old paper certificates for a book-entry direct registration account representing the post-reverse stock split number of shares of common stock they hold. No new paper certificates will be issued.

About Golden Minerals

Golden Minerals is a gold and silver producer based in Golden, Colorado. The Company is primarily focused on producing gold and silver from its Rodeo Mine, advancing its Velardeña and Yoquivo properties in Mexico and, through partner-funded exploration, its El Quevar silver property in Argentina, as well as acquiring and advancing selected mining properties in Mexico, Nevada and Argentina.

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities legislation, including statements regarding the timing and other aspects of the reverse stock split. These statements are subject to risks and uncertainties, including obtaining the requisite approvals from the NYSE American, the Toronto Stock Exchange, and others to effectuate the reverse stock split and other matters discussed in the periodic and current reports filed with the SEC by Golden Minerals, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

For additional information, please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Karen Winkler, Director of Investor Relations

(303) 839-5060

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060